EXHIBITS 5 & 24.1

Roger A. Kimmel, Jr.*

May 17, 2010

Board of Directors
Viropro Inc.
1806-300 Avenue des Sommets
Verdun, Québec, H3E 2B7 Canada

Gentlemen:

In my capacity as counsel for Viropro Inc., a Nevada corporation (the “Company”), I have participated in the corporate proceedings relative to the authorization by the Company of 2,500,000 shares of common stock pursuant to the Plan as set out and described in the Company’s Registration Statement on Form S-8 under the Securities Act of 1933 (the “Registration Statement”).  For your edification, I participated in the corporate proceedings relative to the authorization by the Company to allocate 10,000,000 shares of common stock pursuant to such Plan.  I have also participated in the preparation and filing of the Registration Statement.

Based upon the foregoing and upon my examination of originals (or copies certified to my satisfaction) of such corporate records of the Company and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed, and assuming the accuracy and completeness of all information supplied to me by the Company, having regard for the legal considerations which I deem relevant, I am of the opinion that:

(1)  The Company is a corporation duly organized and validly existing under the laws of the State of Nevada;

(2)  The Company has taken all requisite corporate action and all action required by the laws of the State of Nevada with respect to the authorization, issuance and sale of shares of common stock to be issued pursuant to the  Registration Statement; and

(3)  The 4,500,000 shares of common stock, when issued pursuant to the Registration Statement, will be validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to myself in the Registration Statement.

Respectfully submitted,

/s/ Roger A. Kimmel, Jr.
ROGER A. KIMMEL, JR.
*Licensed in Ohio